Exhibit 5.1

Nicolas H.R. Dumont

+1 212 479 6446

dumont@cooley.com

April 20, 2022

Core Scientific, Inc.

210 Barton Springs Road

Suite 300

Austin, TX 7804

Ladies and Gentlemen:

We have acted as counsel to Core Scientific, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 168,292,178 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 45,000,000 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), (b) 1,000,000 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (c) 24,610,343 shares of Common Stock issuable upon the exercise of options granted under the Mineco Holdings 2018 Omnibus Incentive Plan (the “2018 Legacy Core Plan”), (d) 90,350,332 shares of Common Stock issuable upon the settlement of restricted stock units (“RSUs”) granted under the 2018 Legacy Core Plan, (e) 502,108 shares of Common Stock issuable upon the exercise of options outstanding under the Amended and Restated Radar Relay, Inc. 2018 Equity Incentive Plan (the “2018 Radar Plan”), assumed pursuant to the Agreement and Plan of Reorganization and Merger, dated as of July 20, 2021, as amended on October 1, 2021, and as further amended on December 29, 2021, by and among Core Scientific Holding Co., a Delaware corporation, XPDI Merger Sub Inc., a Delaware corporation, and Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (the “Merger Agreement”), and (f) 6,829,395 shares of Common Stock issuable upon the exercise of options, in each case outstanding under the Blockcap, Inc. Equity Incentive Plan (the “Blockcap Plan” and, together with the 2021 Plan, the 2021 ESPP, the 2018 Legacy Core Plan and the 2018 Radar Plan, the “Plans”), assumed by the Company and became the right to purchase shares of Common Stock in accordance with the terms set forth in the Merger Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001-2157

T: (212) 479-6000    F: (212) 479-6275    COOLEY.COM

April 20, 2022

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Nicolas H.R. Dumont
Nicolas H.R. Dumont

COOLEY LLP    55 HUDSON YARDS    NEW YORK, NY    10001-2157

T: (212) 479-6000    F: (212) 479-6275    COOLEY.COM